Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Diego Romero
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

PHOENIX, Ariz. – (Globe Newswire) – November 18, 2019 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced the addition of Joel Anderson to its board of directors.

“It is an honor to welcome Joel to our board of directors,” said Jack Sinclair, chief executive officer and a director of Sprouts Farmers Market. “Joel’s deep experience as a high-growth retail executive at companies of scale will be extremely valuable to our board as we continue to develop our strategy for long-term growth and value creation.”

Anderson currently serves as president, chief executive officer and a director of Five Below, Inc. (Nasdaq: FIVE), a leading high-growth value retailer offering trend-right, high-quality products. Prior to joining Five Below, Anderson served as president and chief executive officer of Walmart.com from 2011 until 2014 and as the divisional senior vice president of the Northern Plains division of Walmart, Inc. (NYSE: WMT) from 2010 to 2011. Prior to joining Walmart, Mr. Anderson was president of the retail and direct business units for Lenox Group, Inc., a leader in quality tabletop and giftware, and served in various executive positions at Toys “R” Us Inc. over a 14-year period.

In addition, Sprouts announced that Steve Townsend has stepped down from the board.

“Steve has served on the Sprouts board since 2013, and we extend our gratitude and appreciation for his contributions,” said Joseph Fortunato, chairman of the Sprouts board of directors.

Corporate Profile

Sprouts Farmers Market, Inc., one the fastest-growing retailers in the country, has made healthy living accessible to shoppers for nearly two decades by offering affordable, fresh, natural and organic products. True to its farmers market heritage, Sprouts is known for pioneering its unique grocery model by offering a welcoming store layout featuring fresh produce at the center of the store, an expansive bulk foods section, and a vitamin department focused on overall wellness. Sprouts also offers a unique assortment of healthier products with special attributes, such as plant-based, gluten-free, keto-friendly, and grass-fed, to meet the growing and diverse needs of today’s consumer. Headquartered in Phoenix, Ariz., Sprouts employs more than 30,000 team members and operates approximately 340 stores in 22 states from coast to coast. Visit https://about.sprouts.com/ for more information.

Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

11/18/2019